Exhibit 99.1

Contacts:	Investors:	Media:
	Vincent L. Sadusky	Mark Semer
	Chief Financial Officer	Kekst and Company
	401-457-9403	212-521-4802

LIN TV Corp. Announces Expiration of Tender Offer for
8% Senior Notes due 2008 and Redemption of Remaining Notes

Providence, R.I. – February 15, 2005 — LIN TV Corp. (NYSE: TVL) today announced that the cash tender offer for all of the outstanding 8% Senior Notes due 2008 of its wholly owned subsidiary, LIN Television Corporation, expired today at 9:00 a.m., New York City time. LIN Television Corporation received tenders from holders of approximately $145.9 million, or 88%, in aggregate principal amount of the outstanding 8% senior notes, all of which were accepted for payment on February 1, 2005. In conjunction with the tender offer, LIN Television Corporation solicited and obtained consents from requisite holders of the 8% senior notes to amend the indenture under which the notes were issued to eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture.

LIN Television Corporation also announced today that it has notified the trustee for the 8% senior notes that it is calling for redemption on March 17, 2005 (the “Redemption Date”) all of the remaining $20,510,000 in aggregate principal amount of 8% senior notes outstanding and not tendered in the tender offer at a redemption price of $1,040.00 per $1,000 principal amount of such notes, plus accrued and unpaid interest to, but excluding, the Redemption Date. LIN Television has instructed the trustee to mail the redemption notice to the registered holders of the 8% senior notes.

J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. acted as Dealer Managers and Solicitation Agents and Global Bondholder Services Corporation acted as Information Agent for the tender offer and related consent solicitation.

Safe Harbor Statement
This announcement includes forward-looking statements, including LIN Television Corporation’s plans regarding the redemption of 8% Senior Notes due 2008. LIN Television Corporation has based these forward-looking statements on its current expectations and projections about future events. Although LIN Television Corporation believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. LIN Television Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.